UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2012 (April 20, 2012)

American Realty Capital Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 On April 20, 2012, American Realty Capital Trust III, Inc. (the “Company”), through its indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $39.2 million in connection with the second tranche of a $54.3 million two-tranche mortgage loan agreement with Citigroup Global Markets Realty Corp. (the “Citi Mortgage Loan”) to provide the post-acquisition funding for 48 properties previously acquired. The Citi Mortgage Loan has a 10-year term. The Citi Mortgage Loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in May 2022. Each tranche of the Citi Mortgage Loan bears interest at a per annum fixed rate of 6.048%. The mortgages for each of the properties will be cross-collateralized with one another and in the event that the Company defaults on one of the mortgages, the lender may look to the other properties as collateral.

The Citi Mortgage Loan may be prepaid beginning three months prior to the maturity date of the Citi Mortgage Loan, in whole or in part, and, in connection with a partial prepayment, paying a premium equal to the greater of (a) 1.0% of the amount prepaid and (b) an amount equal to (A) the present value of the scheduled monthly payments of principal and interest from the date of such prepayment to the maturity date multiplied by (B) a fraction equal to the amount prepaid divided by the outstanding principal balance. The Citi Mortgage Loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

Including this loan, as of April 24, 2012, the Company’s leverage ratio, defined as secured mortgage financings as a percentage of total real estate investments, was 45.8%. The weighted average interest rate on mortgage debt was 4.68%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: April 25, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors